Exhibit 99.1

NEWS RELEASE for April 30, 2008 at 4:15 pm EDT

CLARIENT REPORTS FIRST QUARTER 2008

Generates Year-over-Year Revenue Increase of 80%;

Gross Profit Improves 161%; Operating Loss Declines by 96%

Aliso Viejo, CA, April 30, 2008 – Clarient, Inc. (Nasdaq: CLRT), a premier anatomic pathology and molecular testing services resource for pathologists, oncologists and the pharmaceutical industry, today announced preliminary financial results for the first quarter ended March 31, 2008. Revenue from continuing operations was $15.9 million for the first quarter of 2008, an increase of 80 percent compared to $8.8 million in the comparable period in 2007. Revenue from continuing operations consists of revenue from Clarient’s core diagnostic services business.  A combination of the service mix distribution, increases in the Medicare fee schedule and increased overall volume resulted in a 29 percent sequential revenue growth over the fourth quarter of 2007.  Adjusted EBITDA (defined below) for the first quarter ended March 31, 2008 was $1.0 million, compared to Adjusted EBITDA loss of $1.8 million in the first quarter of 2007.  The first quarter of 2008 marks the 15th consecutive quarter that Clarient has experienced sequential quarterly growth and reflects the highest quarter-over-quarter sequential growth rate in more than two years.

“The results of first quarter were excellent in terms of our commercial, operational and financial metrics,” Clarient CEO Ron Andrews said.  “We saw greater than expected strength in new customer acquisitions, reimbursement and existing customer volumes. Our continued effort to expand our presence in the leukemia and lymphoma market has helped accelerate our sequential quarter-over-quarter growth momentum in this strategically important business line. When you combine these factors with the cost containment measures put in place in the third and fourth quarters of 2007, the result is increasing operational leverage at our bottom line. We achieved positive Adjusted EBITDA this quarter for the first time in the company’s history, a key milestone for us and indicative of our current business velocity.”

Testing volumes for the 2008 first quarter increased over the fourth quarter of 2007 as follows:  breast prognostics/solid tumor testing volumes increased 11 percent, leukemia/lymphoma volumes increased 20 percent, and PCR/molecular testing increased 11 percent. Case volumes grew 13 percent in the quarter when compared to the fourth quarter of 2007.

Gross profit in the first quarter of 2008 was $9.8 million, an increase of 161 percent as compared to $3.8 million in the first quarter of 2007. Gross margin in the first quarter 2008 was 62 percent, as compared to 43 percent in the 2007 first quarter. Gross margins improved primarily as a result of volume growth, especially in high-value tests, increased reimbursement rates, filling available capacity, and the benefits of spreading fixed costs over a growing number of overall tests.

Total operating expenses were $9.9 million for the first quarter of 2008, an increase of 42 percent compared to $7.0 million in the first quarter of 2007 primarily due to increased bad debt expense on patient accounts.

Operating loss was $0.1 million, compared to a loss of $3.3 million in the first quarter 2007, a reduction of 96 percent.  Loss from continuing operations in the 2008 first quarter was $0.9 million, or a loss per share of $0.01 as compared to $4.1 million, or a loss per share of $0.06, in the comparable 2007 period.  Net loss for the first quarter of 2008 was $0.9 million, or a net loss per share of $0.01, as compared to net income of $1.3 million, or net income per share of $0.02, in the first quarter 2007. Net income for the first quarter of 2007 included income from discontinued operations, which included a gain on sale of $5.4 million.

Commenting further, Andrews said, “In addition to solid growth, our financial process metrics were strong as we reduced our loss significantly, posted record cash receipts in the period, and drove our Days Sales Outstanding down from 90 days at year end to 79 days at the end of the first quarter.  All in all, first quarter was a breakout quarter for Clarient, and we are very encouraged with the progress we are making to our ultimate goal of sustainable profitability.”

At March 31, 2008, the Company’s cash and cash equivalents were $3.1 million compared to $1.5 million at December 31, 2007.  In addition,  the Company ended the quarter with a total of $8.6 million available to be drawn under existing lines of credit.

Clarient will discuss first quarter 2008 results and certain future expectations on a conference call and live web cast at 5:00 PM EDT today. Call information is available at http://www.clarientinc.com/investor.

About Clarient

Clarient combines innovative technologies with world class expertise to assess and characterize cancer. Clarient’s mission is to provide the services, resources and critical information to improve the quality and reduce the cost of patient care as well as accelerating the drug development process. The Company’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies.  The rise of individualized medicine as the new direction in oncology has created the need for a centralized resource providing leading diagnostic technologies such as flow cytometry and molecular testing. Clarient is that resource, having created a state-of-the-art commercial cancer laboratory providing the most advanced oncology testing and drug development services available both onsite and over the web. Clarient is a Safeguard Scientifics, Inc. partner company. www.clarientinc.com

About Safeguard

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative technology and life sciences companies. Safeguard targets technology companies in Software as a Service (SaaS), Technology-Enabled Services and Internet-based Businesses, and life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices and Specialty Pharmaceuticals with capital requirements between $5 and $50 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. www.safeguard.com

Forward Looking Statements

The statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: the Company’s ability to continue to develop and expand its diagnostic services  business,  the Company’s ability to expand and maintain a successful sales and marketing organization, the Company’s ability to maintain compliance with financial and other covenants under its credit facilities, the effects of a going concern audit opinion on the Company’s operations, the Company’s ability to successfully transition its billing function in-house from a third party vendor,  the Company’s ability to successfully complete a joint development agreement with Zeiss for the development of novel diagnostic tests, whether the conditions to payment of all or any portion of the contingent consideration from the Company’s sale of its instrument systems business to Zeiss are satisfied, the Company’s ability to remediate the material weaknesses in the Company’s internal control over financial reporting, the Company’s ability to successfully transition its customer billings from a third party billing vendor to an in-house billing system, the continuation of favorable third party payer reimbursement for laboratory tests, the Company’s ability to obtain additional financing on acceptable terms or at all unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in identifying and developing new diagnostic tests or novel markers, the Company’s ability to fund development of new diagnostic tests and novel markers and  the amount of resources the Company determines to apply to novel marker development and commercialization, the Company’s ability to obtain additional financing if required on favorable terms or at all,  failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in novel cancer diagnostics and dependence on third parties for collaboration in developing new tests, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to laboratory services, revenues and results of operations may not be indicative of future results for the reasons set forth above. In addition, the financial results described herein are preliminary and subject to adjustment as the Company finalizes its review of its financial results for the quarter ended March 31, 2008.  The Company’s financial statements for the quarter ended March 31, 2008 (including any such adjustments, if any) will be included in the Company’s quarterly report on Form 10-Q for the three months ended March 31, 2008 to be filed with the Securities and Exchange Commission.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

Adjusted EBITDA Definition

“Adjusted EBITDA” is defined by the Company  as income or loss from continuing operations before (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense and (iv) stock-based compensation expense. Adjusted EBITDA as defined by the Company may differ from non-GAAP measures used by other companies and is not a measurement under GAAP. Management believes that using Adjusted EBITDA as a metric can enhance an overall understanding of the Company’s expected financial performance from ongoing operations, and Adjusted EBITDA is used by management for that purpose. We believe Adjusted EBITDA provides a useful measure of our financial performance since its use eliminates the effects of period to period changes in costs associated with impairment of assets related to capital investments, interest on our debt, capital lease obligations and non-cash stock based compensation charges, all of which we believe are not reflective of the underlying performance of our business operations. In addition, beginning this year, we intend to present our future financial results using Adjusted EBITDA (in addition to traditional GAAP measures) because we believe it is frequently used by analysts, investors and other interested parties in evaluating companies such as ours.

There are limitations inherent in non-GAAP financial measures such as Adjusted EBITDA in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of the Company’s recorded costs against its revenue. Management compensates for these limitations in non-GAAP measures by also evaluating our performance based on traditional GAAP financial measures. Accordingly, in analyzing our future financial performance, investors should consider these non-GAAP results together with GAAP results, rather than as an alternative to GAAP basis financial measures.

Contact:

Matt Clawson

Allen & Caron, Inc.

(949) 474-4300

matt@allencaron.com

Clarient , Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2008	2007

Revenue	$15,886	$8,828
Cost of revenue	6,095	5,076
Gross profit	9,791	3,752

Selling, general and administrative expenses	9,934	7,015
Operating loss	(143)	(3,263)

Other expense and taxes, net	791	846
Loss from continuing operations	(934)	(4,109)

Income from discontinued operations, net of tax	—	5,397

Net income (loss)	$(934)	$1,288

Basic and diluted income (loss) per common share:
Continuing operations	$(0.01)	$(0.06)

Discontinued operations	$0.00	$0.08

Net Income (loss)	$(0.01)	$0.02

Weighted average number of common shares outstanding	72,070,169	71,273,016

Reconciliation of Loss from Continuing Operations to “Adjusted EBITDA”

Loss from Continuing Operations	$(934)	$(4,109)
Interest Expense, net	791	888
Depreciation & Amortization	870	803
Stock Compensation Expense	279	587
Taxes	0	23
Adjusted EBITDA	$1,006	$(1,808)

Clarient , Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	December 31,
	2008	2007

Cash and cash equivalents	$3,139	$1,516
Accounts receivable, net	13,767	12,020
Property and equipment, net	11,672	10,997
Other assets	1,704	2,348

Total assets	$30,282	$26,881

Total liabilities	$32,832	$31,670
Stockholders’ equity	(2,550)	(4,789)

Total liabilities and stockholders’ equity	$30,282	$26,881

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